Exhibit 99.1

Moldflow Reports Third Fiscal Quarter 2003 Results

    WAYLAND, Mass.--(BUSINESS WIRE)--April 24, 2003--Moldflow Corporation (NASDAQ: MFLO) today announced the results for its third fiscal quarter ended March 29, 2003 which were above the expectations previously set out by management. Third quarter revenues of $9.5 million increased 6% sequentially from the prior quarter and were unchanged from the corresponding quarter of fiscal 2002. Revenues of $26.7 million for the first nine months of fiscal 2003 were unchanged from the same period of fiscal 2002.
    For the third fiscal quarter of 2003, Moldflow reported a net loss, as measured under generally accepted accounting principles ("GAAP"), of $584,000, or $0.06 per share, compared to net income of $502,000, or $0.05 per diluted share, during the same quarter of fiscal 2002. Reported net loss, as measured under GAAP, for the first nine months of fiscal 2003 was $368,000, or $0.04 per share, compared to net income of $1.6 million, or $0.16 per diluted share, in the same period of fiscal 2002.
    Pro forma net income for the third quarter was $99,000, or $0.01 per diluted share, compared to pro forma net income of $612,000, or $0.06 per diluted share, in the same quarter of the prior year. Pro forma net income in both quarterly periods excludes non-cash amortization expense related to acquired intangible assets, and in fiscal 2003 excludes charges related to the acquisition of Controle de Processus International s.a.r.l. ("CPI") in January 2003. Pro forma net income for the first nine months of fiscal 2003 was $633,000, or $0.06 per diluted share, compared to $1.2 million, or $0.12 per diluted share, in the same period of fiscal 2002. Pro forma net income in both nine-month periods excludes non-cash amortization expense related to acquired intangible assets. Additionally, in fiscal 2003 pro forma net income excludes the acquisition related charges noted above, and in fiscal 2002 excludes gains recognized on the sale of certain investments and long-term assets. Please refer to the Unaudited Consolidated Statement of Operations attached to this press release for a complete reconciliation of the pro forma amounts to the corresponding results as measured under GAAP.
    Roland Thomas, Moldflow's president and CEO said, "During the third quarter, we again exceeded our revenue expectations while solidifying our market position with significant new product developments in both our Design Optimization and Manufacturing Solutions product families." He noted, "This quarter's solid performance demonstrates Moldflow's staying power in a year that has presented a challenging business environment for most companies."
    Thomas added, "The positive trends that we noted over the September and December quarters, including improved closure rates on new orders and the return to growth of our core Design Optimization products, continued again in this quarter and reflect improving conditions in some of our end-use markets. More specifically, our results in Japan, a major plastic part and mold design market, were particularly notable in the third quarter as many current customers upgraded their existing investments in the Moldflow Plastics Advisers(R) ("MPA(R)") products to more in-depth suites of Moldflow Plastics Insight(R) ("MPI(R)"). This is notable given the continued widespread economic issues in that region."
    He continued, "As Moldflow celebrates its 25th anniversary this year, we believe we are better positioned than ever to serve the plastics market. We recently announced the MPI 4.1 and Moldflow Manufacturing Solutions(TM) ("MMS(TM)") 1.0 products, that will enable companies to quickly reduce costs, improve their profitability and stay ahead of their competition. MMS 1.0, which represents the integration of a series of applications powered by Moldflow Plastics Xpert(R) ("MPX(R)") and Moldflow Shotscope(R) technology, delivers a product suite designed to improve manufacturing efficiency and productivity along with the benefit of increased modularity and ease of implementation. With the acquisition of CPI this quarter, we have extended even further the breadth of capabilities we can deliver to our customers to help them optimize their manufacturing operations on the shop floor. As more and more companies seek to implement lean manufacturing techniques and drive toward lights-out production on a global scale, our solutions provide a unique path to achievement of their objectives."
    Thomas concluded, "In the first week of April, I had the opportunity to meet with a large number of Moldflow customers who attended our annual international user conference in Pittsburgh. It was clear to me that these users of Moldflow products recognize the competitive edge that our products provide to their companies. We highly value our position as the market leader in software solutions for the plastics market and we remain committed to delivering the best-in-class solutions to help our customers solve the very real problems they face in their businesses today."

    Third Quarter Highlights

    Revenues from Design Optimization products accounted for 86% of total product revenues, up from 84% in the same quarter a year ago, while revenues from Manufacturing Solutions products during the third quarter represented 14%. Total product revenues for the third quarter of fiscal 2003 of $4.6 million increased sequentially by 9% over the prior quarter and were down 8% from the same quarter of fiscal 2002. Service revenues, primarily comprised of revenues from maintenance and support contracts, were $4.9 million for the third quarter of fiscal 2003, up 4% from the prior quarter and 10% from the same quarter in fiscal 2002. On a regional basis, revenues in Asia Pacific represented 40% of Moldflow's total revenues for the third quarter of fiscal 2003, while revenues in the Europe and Americas regions represented 35% and 25% of total revenue, respectively.
    As of March 29, 2003, the Company had $50.3 million in cash and marketable securities and no long-term debt. Free cash flow generated during the third quarter was $1.0 million while cash flow provided by operating activities was $1.4 million. Please refer to the Unaudited Condensed Consolidated Statement of Cash Flows attached to this press release for a complete reconciliation of free cash flow to cash flow provided by operating activities as measured under GAAP.
    The Company had a total of 246 employees at March 29, 2003, of which 34 were sales representatives, 74 were in research and development, with the remainder employed in sales management, marketing, customer support, and general and administrative functions.

    Customer Wins

    Moldflow's financial results included sales to companies across diverse industries and geographies, including customers in the automotive, medical, electronics, consumer goods, material supply and molding industries. During the quarter, Moldflow received a number of notable new customer orders including a significant design optimization order from Rotoplas, a custom molder of plastic components for various industries. In total, 77 new customers were added during the quarter.
    In addition to new customers, a number of long time customers made significant new investments to extend the use of Moldflow products to additional users and plants, or to include complementary products in established design and manufacturing processes, for example:

    -- Companies in the personal care consumer goods industry, including Phillips Oral Healthcare, Gillette, Diam and Estee Lauder, each made investments in Moldflow Design Optimization Solutions products;

    -- Tyco Electronics expanded its Moldflow shop floor product installation to include seats of Moldflow Shotscope and MPX for implementation in its North American facilities; and

    -- Intralox, a North American manufacturer of modular plastic conveyor belting, added seats of Moldflow Manufacturing
        Solutions products to its existing shop floor implementation for use its North American molding operations.

    Other notable orders were received during the quarter from customers such as Alcon Laboratories, Canon Inc., FCI, Hewlett
Packard, Matsushita Electric, Nikon, Seiko Epson, Sanyo and Toshiba.

    Business Outlook

    The current business outlook is based on information as of April 24, 2003 and is current as of today only. Moldflow expects revenues for the fourth fiscal quarter of 2003 to be between $9.1 million and $9.6 million. On a pro forma basis, Moldflow expects fourth fiscal quarter 2003 net income (loss) to be between ($0.02) and $0.01 per share. Expected fourth quarter pro forma net earnings per share excludes charges for amortization of acquired intangible assets of approximately $112,000, and assumes an income tax provision of $225,000. Giving effect to these assumptions, fourth fiscal quarter GAAP net income (loss) is expected to be between ($0.03) and breakeven per share.
    Moldflow expects free cash flow for the fourth fiscal quarter of 2003 to be between $500,000 and $800,000. Free cash flow in our outlook is based upon our projection of cash flow from operations of $1.0 million to $1.2 million reduced by capital expenditures, including capitalized software development costs, of $400,000 to $500,000.

    Financial Results

    The unaudited condensed consolidated financial statements and supplemental information for the third fiscal quarter of the year ended June 30, 2003 follow.

    Use of Non-GAAP Financial Information

    To supplement our unaudited consolidated financial statements presented on a GAAP basis, we use non-GAAP, or pro forma, additional measures of net income, net income per share and cash flow that we believe are appropriate to enhance an overall understanding of our historical financial performance and future prospects. The non-GAAP results, which are adjusted to exclude certain costs, expenses, gains and losses from the comparable GAAP measures, are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. These non-GAAP results are among the primary indicators management uses as a basis for evaluating our financial performance as well as for forecasting of future periods. For these reasons, and because the non-GAAP additional measures present additional information that is not readily ascertainable from the GAAP presentation, management believes these non-GAAP measures can be useful to investors, potential investors and others. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income, income per share or cash flow from operations prepared in accordance with GAAP.

    Information Dissemination

    Moldflow will host a conference call to discuss third quarter of fiscal year 2003 results and future outlook at 11:30 a.m. US Eastern time today. A live Webcast of the conference call, together with this press release and supplemental financial information, can be accessed through the Company's Website at www.moldflow.com in the Investor Information section. In addition, the call, press release and supplemental information will be archived and can be accessed through the same link.

    About Moldflow Corporation

    Moldflow (NASDAQ: MFLO) is the world's leading provider of software products and services that increase the speed, efficiency, quality and drive down the cost of the design and manufacture of injection molded plastic products. Companies use Moldflow's complete suite of products to address plastic part design issues at the earliest possible stage as well as to maximize productivity and profitability on the manufacturing floor. Its collaboration with academia, industry and customers around the world has led to a reputation for constant innovation in the complete design-to-manufacture process. Headquartered in Wayland, Massachusetts, Moldflow has offices and research and development centers in the United States, Europe, Australia and the Asia Pacific region. For more information about Moldflow visit www.moldflow.com or call 508-358-5848; fax 508-358-5868.

    Note to Editors: Moldflow, Moldflow Plastics Advisers, MPA,
Moldflow Plastics Insight, MPI, Moldflow Manufacturing Solutions, MMS, Moldflow Plastics Xpert, MPX and Shotscope are trademarks or registered trademarks of Moldflow Corporation or its subsidiaries worldwide. All other trademarks are properties of their respective holders.

    Cautionary Statement Regarding Forward-Looking Information

    Pursuant to the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, the Company notes that any statements contained in this press release that are not historical facts are forward looking statements. Such forward looking statements include, but are not limited to, those regarding Moldflow's or management's intentions, hopes, beliefs, expectations, projections or plans for the future and statements regarding: (i) Moldflow's market leadership and competitive position in its market segments, and
(ii) the Company's business outlook including revenue and earnings guidance. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include: (i) with respect to the Company's market leadership and competitive position, the risks that the economic downturn will continue to adversely impact the market for the Company's products, that competitors will emerge with greater resources and that our Manufacturing Solutions products will have a longer sales cycle than our Design Optimization products, and
(ii) with respect to the Company's business outlook, the risks that the weak economy will further slow capital spending by the Company's prospective customers, that the Company may not be able to recognize the revenue derived from orders received, that the sales cycle may lengthen based on the larger average deal sizes for our Manufacturing Solutions products, that foreign currency fluctuations may adversely affect our financial results, that our distribution partners will not achieve their revenue objectives and that the overall mix of revenues differs materially from that projected, as well as other risks and uncertainties detailed from time to time in reports filed by Moldflow with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended June 30, 2002 as well as its subsequent quarterly and annual filings. Revenue and earnings guidance offered by senior management today represents a point-in-time estimate and is based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. In addition, as noted above, there are numerous factors which may cause actual results to differ materially from the guidance provided. The Company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Moldflow Corporation
Unaudited Consolidated Statement of Operations
(in thousands, except per share data)

                                         Three Months Ended
                                           March 29, 2003
                                  GAAP(a)  Adjustments to  Non-GAAP(b)
                                 Results   GAAP Results     Results
Revenue:
Product                            $4,579          $-       $4,579
Services                            4,894           -        4,894
Total revenue                       9,473           -        9,473

Costs and expenses:
Cost of product revenue               829        (179)(c)      650
Cost of services revenue              323           -          323
Research and development            1,567           -        1,567
Selling and marketing               4,778           -        4,778
General and administrative          1,878           -        1,878
Non-recurring charges                 438        (438)(c)        -
Amortization of intangible assets     176        (176)(d)        -
Total operating expenses            9,989        (793)       9,196

Income (loss) from operations        (516)        793          277

Interest income, net                  263           -          263
Other income (loss), net             (106)          -         (106)

Income (loss) before income taxes    (359)        793          434
Provision for income taxes            225         110(e)       335
Net income (loss)                   $(584)       $683          $99

Net income (loss) per common share:
  Basic                            $(0.06)                   $0.01
  Diluted                          $(0.06)                   $0.01
Weighted average shares:
  Basic                             9,997                    9,997
  Diluted                           9,997                   10,367



                                        Three Months Ended
                                          March 30, 2002
                                  GAAP(a)  Adjustments to  Non-GAAP(b)
                                 Results   GAAP Results     Results
Revenue:
Product                            $5,003          $-       $5,003
Services                            4,442           -        4,442
Total revenue                       9,445           -        9,445

Costs and expenses:
Cost of product revenue               605           -          605
Cost of services revenue              346           -          346
Research and development            1,765           -        1,765
Selling and marketing               4,651           -        4,651
General and administrative          1,630           -        1,630
Non-recurring charges                   -           -            -
Amortization of intangible assets     164        (164)(d)        -
Total operating expenses            9,161        (164)       8,997

Income (loss) from operations         284         164          448

Interest income, net                  288           -          288
Other income (loss), net              178           -          178

Income (loss) before income taxes     750         164          914
Provision for income taxes            248          54(e)       302
Net income (loss)                    $502        $110         $612

Net income (loss) per common share:
  Basic                             $0.05                    $0.06
  Diluted                           $0.05                    $0.06
Weighted average shares:
  Basic                            10,077                   10,077
  Diluted                          10,403                   10,403



                                       Nine Months Ended
                                         March 29, 2003
                                  GAAP(a)  Adjustments to  Non-GAAP(b)
                                 Results   GAAP Results     Results

Revenue:
Product                           $12,491          $-      $12,491
Services                           14,209           -       14,209
Total revenue                      26,700           -       26,700

Costs and expenses:
Cost of product revenue             2,164        (179)(c)    1,985
Cost of services revenue              886           -          886
Research and development            4,341           -        4,341
Selling and marketing              13,406           -       13,406
General and administrative          5,330           -        5,330
Non-recurring charges                 438        (438)(c)        -
Amortization of intangible
 assets                               494        (494)(d)        -
Total operating expenses           27,059      (1,111)      25,948

Income (loss) from operations        (359)      1,111          752

Interest income, net                  834           -          834
Other income (loss), net             (168)          -         (168)

Income (loss) before income
 taxes                                307       1,111        1,418
Provision for income taxes            675         110 (e)      785
Net income (loss)                   $(368)     $1,001         $633

Net income (loss) per common share:
  Basic                            $(0.04)                   $0.06
  Diluted                          $(0.04)                   $0.06
Weighted average shares:
  Basic                            10,026                   10,026
  Diluted                          10,026                   10,336



                                       Nine Months Ended
                                         March 30, 2002
                                  GAAP(a)  Adjustments to  Non-GAAP(b)
                                 Results   GAAP Results     Results
Revenue:
Product                           $13,933          $-      $13,933
Services                           12,852           -       12,852
Total revenue                      26,785           -       26,785

Costs and expenses:
Cost of product revenue             1,911           -        1,911
Cost of services revenue              989           -          989
Research and development            4,594           -        4,594
Selling and marketing              13,858           -       13,858
General and administrative          5,046           -        5,046
Non-recurring charges                   -           -            -
Amortization of intangible
 assets                               492        (492)(d)        -
Total operating expenses           26,890        (492)      26,398

Income (loss) from operations        (105)        492          387

Interest income, net                1,143           -        1,143
Other income (loss), net            1,395      (1,129)(f)      266

Income (loss) before income
 taxes                              2,433        (637)       1,796
Provision for income taxes            804        (210)(e)      594
Net income (loss)                  $1,629       $(427)      $1,202

Net income (loss) per common share:
  Basic                             $0.16                    $0.12
  Diluted                           $0.16                    $0.12
Weighted average shares:
  Basic                            10,072                   10,072
  Diluted                          10,360                   10,360


(a) The Unaudited Consolidated Statement of Operations prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP").

(b) The Unaudited Consolidated Statement of Operations prepared on an adjusted basis from that of the statement prepared in accordance with GAAP, which is intended to enhance the reader's understanding of the Company's results from operations.

(c) Restructuring and other impairment charges resulting from actions taken in conjunction with the Company's acquisition of Controle de Processus Industriels, s.a.r.l ("CPI").

(d) Amortization of acquired intangible assets.

(e) Net tax effect of the adjusted items.

(f) Gains on the sales of certain investments and other assets.



Moldflow Corporation
Unaudited Condensed Consolidated Balance Sheet
(in thousands)

                                               March 29,      June 30,
                                                 2003          2002
Assets
Current assets:
  Cash and cash equivalents                     $46,123       $47,634
  Marketable securities                           4,177         3,233
  Accounts receivable, net                        6,771         5,927
  Inventories, prepaid expenses and other
   current assets                                 3,390         4,098
     Total current assets                        60,461        60,892

Fixed assets, net                                 3,846         3,793
Goodwill and other intangibles assets, net       10,419        10,101
Other assets                                      1,643         1,227
     Total assets                               $76,369       $76,013

Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                               $1,683        $1,164
  Accrued expenses                                6,106         7,664
  Deferred revenue                                9,238         7,931
     Total current liabilities                   17,027        16,759

Long-term liabilities                               645           614
     Total liabilities                           17,672        17,373

Stockholders' Equity:
  Common stock                                      102           101
  Treasury stock                                   (926)         (327)
  Additional paid-in capital                     62,770        62,732
  Accumulated deficit                            (4,340)       (3,972)
  Accumulated other comprehensive income          1,091           106
     Total stockholders' equity                  58,697        58,640

     Total liabilities and stockholders'
      equity                                    $76,369       $76,013



Moldflow Corporation
Unaudited Condensed Consolidated Statement of Cash Flows
(in thousands)

                               Three Months Ended  Nine Months Ended
                              March 29, March 30,  March 29, March 30,
                                 2003      2002      2003      2002
Cash flows provided by
 operating activities            $1,386    $1,362    $1,471    $3,545
Cash flows provided by (used
 in) investing activities        (5,439)      717    (3,140)   12,519
Cash flows provided by (used
 in) financing activities           143       176      (568)      (83)
Effect of exchange rate
 changes on cash and cash
 equivalents                        812       568       727       355
Net increase (decrease) in
 cash and cash equivalents       (3,097)    2,823    (1,511)   16,336

Cash and cash equivalents,
 beginning of period             49,221    46,482    47,634    32,969

Cash and cash equivalents, end
 of period                      $46,123   $49,305   $46,123   $49,305


Reconciliation of the Unaudited Condensed Consolidated Statement of Cash Flows prepared in accordance with GAAP to free cash flow:


                               Three Months Ended  Nine Months Ended
                              March 29, March 30,  March 29, March 30,
                                 2003      2002      2003      2002

Cash flows provided by
 operating activities            $1,386    $1,362    $1,471    $3,545
Purchases of fixed assets          (239)     (298)   (1,004)     (692)
Proceeds of fixed asset
 disposals                            -         -         -       930
Capitalization of software
 development costs                 (148)        -      (318)     (602)

Free cash flow                   $1,000    $1,064      $149    $3,181


    CONTACT: Moldflow (Corporate contact)
             Dawn Soucier, 508/358-5848 x234
             dawn_soucier@moldflow.com
             or
             Moldflow (Investor relations contact)
             Suzanne MacCormack, 508/358-5848 x239
             suzanne_maccormack@moldflow.com